Exhibit 99.1

POGO PRODUCING COMPANY & SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Northrock Acquisition

On September 27, 2005, Pogo Producing Company (the “Company”) completed the acquisition of Northrock Resources Ltd. (“Northrock”), a Canadian company and an indirect wholly owned subsidiary of Unocal Corporation (“Unocal”), for approximately $1.7 billion.  Pogo Canada, ULC, a Canadian company and wholly owned subsidiary of the Company, purchased all of the outstanding shares of Northrock pursuant to a share purchase agreement that was entered into on July 8, 2005 with Unocal and certain of its affiliates.  The purchase price of Northrock was funded using available cash on hand, the net proceeds from the Company’s offering of $500 million of 6 7/8% senior subordinated notes due 2017 (the “2017 Notes”) and additional borrowings under the credit facility.  The purchase price of approximately $1.7 billion reflects a reduction in the $1.8 billion purchase price stated in the stock purchase agreement to adjust for specified items provided for in the agreement.

The following unaudited pro forma condensed combined income statement reflects the combination of the historical consolidated income statements of the Company and Northrock, adjusted for certain effects of the acquisition and the related funding.

The unaudited pro forma condensed combined income statement is based on the following assumptions and adjustments:

•                  the income statement data presents operations as if the acquisition were effected on January 1, 2004;

•                  the income statement data reflects the use of cash on hand, the net proceeds from the 2017 Notes and additional borrowings under its credit facility to fund the purchase of Northrock;

•                  the historical income statement of Northrock has been adjusted to conform to the financial statement presentation format of the Company.

The historical income statement information for the nine-month period ended September 30, 2005 is derived from the unaudited financial statements of Northrock and the Company. The unaudited pro forma condensed combined income statement should be read together with the Company’s historical consolidated financial statements included in its Current Report on Form 8-K dated August 25, 2005 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005, June 30, 2005 and September 30, 2005.

The unaudited pro forma condensed combined income statement is presented for illustrative purposes only. The financial results may have been different if the companies had always been combined or if the transactions had occurred as of the date indicated above.  This financial information does not purport to indicate the future results that the Company will experience. Further, the unaudited pro forma condensed combined income statement does not reflect the effect of restructuring charges that are expected to be incurred to fully integrate and operate the combined organization more efficiently or anticipated synergies resulting from the acquisition.

POGO PRODUCING COMPANY AND SUBSIDIARIES

Pro Forma  Condensed Combined Statement of Income

Nine Months Ended September 30, 2005

(expressed in thousands, except per share amounts)

(Unaudited)

	Historical Pogo	Historical Northrock	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Oil and Gas	$798,061	$305,267	$—		$1,103,328
Other	21,424	100	—		21,524
Total	819,485	305,367	—		1,124,852

Operating costs and expenses:
Lease operating	92,876	48,281	—		141,157
General and administrative (h)	60,061	12,923	—		72,984
Exploration	21,783	10,744	—		32,527
Dry hole and impairment	59,109	10,386	—		69,495
DD&A	204,022	53,639	(53,639	)(a)	342,006
			137,984	(b)
Production and other taxes	39,059	6,168	—		45,227
Transportation and other	15,656	4,693	—		20,349
Total	492,566	146,834	84,345		723,745

Operating income (loss)	326,919	158,533	(84,345)		401,107

Interest:
Income	7,615	4,948	(4,948	)(c)	7,615
Charges	(40,892)	—	(25,447	)(d)	(73,099)
			(6,760	)(e)
Capitalized	7,435	—	36,689	(f)	44,124
Total interest expense	(25,842)	4,948	(466)		(21,360)

Commodity derivative expense	(18,739)	—	—		(18,739)

Foreign Currency Transaction Gain	(1)	22	—		21

Income (loss) before income tax	282,337	163,503	(84,811)		361,029

Income taxes	107,887	71,819	(33,545	)(g)	146,161

Income (loss) from continuing operations	$174,450	$91,684	$(51,266)		$214,868
Earnings per share
Basic	$2.85				$3.51
Diluted	$2.83				$3.48
Weighted average shares:
Basic	61,176				61,176
Diluted	61,726				61,726

POGO PRODUCING COMPANY & SUBSIDIARIES

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

(a)          To record the reversal of historical Northrock depreciation, depletion and amortization expense.

(b)         To record pro forma depreciation, depletion and amortization expense based on the preliminary purchase price allocation to depreciable and depletable assets.

(c)          To eliminate interest income related to a note receivable from Northrock’s former parent.  The note receivable was eliminated as part of the transaction.

(d)         To record interest expense and amortization of debt issuance costs on the 2017 Notes issued to partially fund the acquisition of Northrock.

(e)          To record interest expense on the proceeds under the Company’s bank credit facility used to partially fund the acquisition of Northrock.  For purposes of the pro forma financial information, the Company has assumed an interest rate on the bank credit facility of 4.41%.  A 1/8% variance in this rate would change interest expense by $256,000 per year.

(f)            To record the capitalization of interest based on the preliminary allocation of the purchase price to unproved oil and gas properties using a weighted average borrowing rate of 5.1%.

(g)         To record income tax expense on the pro forma adjustments based on the applicable statutory rate (including state and provincial taxes) of 36.5% for U.S. adjustments and 39.5% for Canadian adjustments.

(h)         The Company has established a retention incentive plan for employees of Northrock which generally provides that each permanent, full-time employee of Northrock who remains an employee in good standing for one year following the closing date of the acquisition, or who is terminated other than for cause during that period will be entitled to a one-time payment equal to his or her annual salary subject to adjustment for other amounts received by the employee in the case of an eligible termination.  Because this plan will not have a continuing impact beyond one year, the estimated $11.8 million of expense related to this plan has not been reflected as an adjustment to general and administrative expense in the pro forma condensed combined financial information.